As filed with the Securities and Exchange Commission on April 29, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________

Carolina Bank Holdings, INC.
(Exact name of registrant as specified in its charter)

________________

North Carolina	6022	56-2215437
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)
	101 North Spring Street
	Greensboro, North Carolina 27401
	(336) 288-1898

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
________________

Robert T. Braswell
President and Chief Executive Officer
Carolina Bank Holdings, Inc.
101 North Spring Street
Greensboro, North Carolina 27401
(336) 288-1898
(Name, address, including zip code, and telephone number, including area code, of agent for service)
________________

Copies of all communications to:

Todd H. Eveson, Esq. Jonathan A. Greene, Esq. Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, North Carolina 27607 (919) 781-4000

________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

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If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $1.00 par value per share (1)	1,550,000 (2)	$10.63 (3)	$16,476,500	$1,915

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(1)	Represents outstanding shares of common stock offered for resale by the selling shareholders named herein.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of anti-dilution provisions, stock splits, stock dividends, recapitalizations, or other similar transactions.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the last reported sales price for the common stock as reported on the Nasdaq Global Market on April 28, 2015.

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THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 29, 2015

PRELIMINARY PROSPECTUS

Resale of up to

1,550,000 Shares of Common Stock

We are Carolina Bank Holdings, Inc., the parent company and registered bank holding company of Carolina Bank in Greensboro, North Carolina. This prospectus relates to the sale of up to 1,550,000 shares of our common stock (the “Securities”), which may be offered for sale from time to time by the persons (and their transferees) identified in the heading “Selling Securityholders” on page 30 of this prospectus who currently own such securities or may acquire such securities upon the conversion of securities currently held.

On March 31, 2015, we entered into securities purchase agreements with various institutional investors to sell 15,500 shares of our Series B Non-Voting Convertible Preferred Stock. Each share of our Series B Preferred Stock is convertible into 100 shares of our common stock. The selling shareholders who may sell or otherwise dispose of the Securities are initial investors that purchased shares of our Series B Preferred Stock on March 31, 2015. We will not receive any proceeds from the sale of Securities by the selling shareholders. We are registering the Securities for resale by the selling shareholders, but that does not necessarily mean that they will sell any of the Securities. The selling shareholders will sell at prevailing market prices, or privately negotiated prices.

A current prospectus must be in effect at the time of the sale of the Securities. The selling shareholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay all of the other offering expenses. Each selling shareholder or dealer selling Securities is required to deliver a current prospectus upon the sale. In addition, for the purposes of the Securities Act of 1933, as amended, selling shareholders may be deemed underwriters.

Our common stock is currently quoted on the Nasdaq Global Market under the trading symbol “CLBH.” The last reported sale price of our common stock on the Nasdaq Global Market on April 28, 2015, was $10.63 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4 to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or obligations of any bank and are not insured or guaranteed by the FDIC or any other governmental agency.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required and will provide investors with all such subsequent material information. You should read the entire prospectus and any amendments or supplements we provide carefully.

Prospectus dated , 2015.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling shareholders are not making an offer to sell the Securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we, the selling shareholders, nor any of our officers, directors, agents or representatives make any representation to you about the legality of an investment in our common stock. You should not interpret the contents of this prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

This prospectus does not offer to sell, or ask for offers to buy, any shares of our common stock in any state or jurisdiction where it would not be lawful or where the person making the offer is not qualified to do so.

No action is being taken in any jurisdictions outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in those jurisdictions. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions that apply in those jurisdictions to this offering or the distribution of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should read this entire prospectus carefully before making an investment in our common stock. You should pay special attention to the “Risk Factors” section of this prospectus and the documents incorporated by reference herein and therein to determine whether an investment in our common stock is appropriate for you.

As used in this prospectus, the terms “company,” “we,” “our,” and “us” refer to Carolina Bank Holdings, Inc. and our subsidiaries, except where the context otherwise requires. All references to Carolina Bank Holdings, Inc. also include references to its predecessor entities where the context requires. The term “bank” refers to our principal operating subsidiary, Carolina Bank, a North Carolina-chartered banking corporation.

Our Company

Carolina Bank Holdings, Inc., a North Carolina corporation, is the holding company for Carolina Bank, a full-service, North Carolina-chartered community bank operating in the Piedmont Triad region of North Carolina. We are headquartered in Greensboro, the third-largest city in North Carolina, and conduct our business through eight full-service banking offices located in Greensboro (4), Asheboro, Burlington, High Point and Winston-Salem and loan production offices in Burlington, Chapel Hill, Pinehurst and Sanford.

We commenced operations in November 1996 and reorganized into the holding company form of organization during the third quarter of 2000. We offer a range of lending services, including real estate, industrial, consumer and commercial loans to small- and medium-sized businesses, professionals and individuals located in our market area. We complement our lending operations with a full array of deposit products, including checking, savings and money market accounts and certificates of deposit. Since inception, we have not made any acquisitions of banks, thrifts, branches, insurance agencies, mortgage companies or other businesses.

At December 31, 2014, we had consolidated total assets of $679.3 million, including net loans held for investment of $465.7 million and loans held for sale of $39.8 million. Total deposits were $594.9 million as of December 31, 2014.

Our Market Area

Our primary service area consists of the Cities of Greensboro, High Point, Burlington, Winston-Salem and Asheboro, North Carolina and the areas immediately surrounding Greensboro, High Point, Burlington, Winston-Salem and Asheboro, all of which are located in Guilford, Alamance, Forsyth and Randolph Counties, North Carolina. Residential mortgage loan production offices are located in Burlington, Chapel Hill, Pinehurst and Sanford, NC. Our wholesale mortgage division originates residential loans throughout the southeastern United States, primarily North Carolina and contiguous states.

Commercial banking in our primary service area and in North Carolina as a whole is extremely competitive due to the early adoption of state laws permitting state-wide and interstate branching. We compete directly for deposits in our primary service area with other commercial banks, savings banks, credit unions, agencies issuing United States government securities and all other organizations and institutions engaged in money market transactions. In our lending activities, we compete with all other financial institutions as well as consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit.

Interest rates, both on loans and deposits, and prices of services are significant competitive factors among financial institutions generally. Office location, office hours, customer service, community reputation and continuity of personnel are also important competitive factors. Many of our competitors have greater resources, broader geographic markets and higher lending limits, and can offer more products and better afford and make more effective use of media advertising, support services and electronic technology. We depend on our reputation as a community bank in our local market, direct customer contact, our ability to make credit and other business decisions locally, and personalized service to counter these competitive disadvantages.

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Corporate Information

We conduct all of our business activities through our banking subsidiary, Carolina Bank. Currently, our corporate headquarters and main banking office is located at 101 North Spring Street, Greensboro, North Carolina. Our telephone number is (336) 288-1898, and our website is www.carolinabank.com. Information contained on our website is not incorporated by reference and is not a part of this prospectus.

The Private Placement

On March 31, 2015, we entered into securities purchase agreements with various institutional accredited investors to sell a total of 15,500 shares of our Series B Non-Voting Convertible Preferred Stock at a price of $975 per share, for an aggregate purchase price of $15,112,500.

Each share of our Series B Preferred Stock will automatically convert into 100 shares of common stock (subject to customary anti-dilution adjustments) after we have received shareholder approval of such conversion at our 2015 annual meeting of shareholders, which is expected to be held on May 19, 2015. Notwithstanding the forgoing, the conversion is subject to an ownership limit that prohibits any holder from owning or controlling in the aggregate more than 33.3% of the total equity of our company or 9.99% of our outstanding common stock or other class of voting securities. Any shares of our Series B Preferred Stock that cannot be converted to common stock because of the ownership limit will remain outstanding.

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The Offering
Maximum number of shares offered by the selling shareholders	1,550,000 shares of our common stock
Common stock outstanding as of March 31, 2015	3,434,680 shares of our common stock. Assuming shareholder approval of the conversion of our Series B Preferred Stock into common stock, an additional 1,550,000 shares of our common stock will be issued to the selling shareholders on or about May 22, 2015, upon the conversion of their Series B Preferred Stock.
Offering price per share	Market prices; or in private transactions at negotiated prices
Use of proceeds	All Securities sold pursuant to this prospectus will be sold by the selling shareholders. We will not receive any of the proceeds from such sales. We intend to use the net proceeds from the private placement to purchase and redeem outstanding shares of our Series A Preferred Stock and for general corporate purposes.
Dividends on our common stock	We anticipate that our future earnings, if any, will be retained to enhance our capital position and that we will not declare or pay cash dividends for the foreseeable future. See “Dividend Policy” on page 19.
Market for our common stock	Our common stock is quoted on the Nasdaq Global Market under the trading symbol “CLBH”. Trading in our common stock has historically been light. We cannot assure you that an active trading market will develop for our common stock at any time in the near future. The last reported sales price of our common stock as of April 28, 2015, was $10.63.
Risk factors	Investing in our common stock involves risks. See “Risk Factors” on page 4 for a discussion of factors you should consider carefully before making a decision to invest in our common stock.

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RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the risks described below, as well as the other information included in this prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Related to Our Business

We may experience increased delinquencies and credit losses, which could have a material adverse effect on our capital, financial condition, and results of operations.

Like other lenders, we face the risk that our customers will not repay their loans. A customer’s failure to repay us is usually preceded by missed monthly payments. In some instances, however, a customer may declare bankruptcy prior to missing payments, and, following a borrower filing bankruptcy, a lender’s recovery of the credit extended is often limited. Since many of our loans are secured by collateral, we may attempt to seize the collateral if and when a customer defaults on a loan. However, the value of the collateral may not equal the amount of the unpaid loan, and we may be unsuccessful in recovering the remaining balance from our customer. The resolution of non-performing assets, including the initiation of foreclosure proceedings, requires significant commitments of time from management, which can be detrimental to the performance of their other responsibilities, and will expose us to additional legal costs. Elevated levels of loan delinquencies and bankruptcies in our market area generally and among our customers specifically can be precursors of future charge-offs and may require us to increase our allowance for loan and lease losses, or ALLL. Higher charge-off rates, delays in the foreclosure process or in obtaining judgments against defaulting borrowers or an increase in our ALLL may hurt our overall financial performance if we are unable to increase revenue to compensate for these losses, may increase our cost of funds, and could materially adversely affect our capital, financial condition, results of operations and the value of our common stock.

A return of recessionary conditions could result in increases in our level of nonperforming loans and/or reduce demand for our products and services, which could have a material adverse effect on our results of operations.

All financial institutions are subject to similar risks resulting from a weakened economy, such as increased charge-offs and levels of past-due loans and nonperforming assets. Although the U.S. economy has emerged from the severe recession that occurred from 2007 to 2009, economic growth has been slow and uneven, and unemployment levels remain high in many areas of the country. Recovery by many businesses has been impaired by lower consumer spending. A return of prolonged deteriorating economic conditions could adversely affect the ability of our customers to repay their loans, the value of our investments, and our ongoing operations, costs and profitability. These events may cause us to incur losses and may materially adversely affect our capital, financial condition, results of operations and the value of our common stock.

Our loan portfolio mix, which includes commercial real estate loans, could result in increased credit risk in a challenging economy.

Our loan portfolio is concentrated in commercial real estate and commercial business loans. These types of loans generally are viewed as carrying more risk of default than residential real estate loans or certain other types of loans or investments. In fact, the FDIC has issued pronouncements alerting banks of its concern about heavy loan concentrations in certain types of commercial real estate loans, including acquisition, construction and development loans, and heavy loan concentrations in certain geographic segments. Because a portion of our loan portfolio is composed of these types of higher-risk loans, we face an increased risk of non-performing loans that could result in a loss of earnings from these loans, an increase in the provision for loan losses, or an increase in loan charge-offs, any of which could have a material adverse impact on our capital, financial condition, results of operations and the value of our common stock.

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The current economic environment and any deterioration or downturn in the economies or real estate values in the markets we serve could have a material adverse effect on both borrowers’ ability to repay their loans and the value of the real property securing those loans. Our ability to recover on defaulted loans would then be diminished, and we would be more likely to suffer losses on defaulted loans. Any of these developments could materially adversely affect our business, financial condition, results of operations and prospects, as well as the value of our common stock.

Because our mortgage banking revenue is sensitive to changes in economic conditions, decreased economic activity, a slowdown in the housing market or high interest rates may reduce our profits.

The generation of non-interest income from our mortgage banking operations depends primarily on the volume of mortgage loan originations. Production levels are sensitive to changes in economic conditions and can suffer from decreased economic activity, a slowdown in the housing market or higher interest rates. Generally, any sustained period of decreased economic activity or higher interest rates could adversely affect our mortgage originations and, consequently, reduce our income from mortgage banking activities. As a result, these conditions may adversely affect our capital, financial condition, results of operations and the value of our common stock.

The fair value of our investment securities can fluctuate due to factors outside of our control.

Factors beyond our control can significantly influence the fair value of securities in our portfolio and can cause potential adverse changes to the fair value of these securities. These factors include, but are not limited to, rating agency actions in respect of the securities, defaults by the issuer or with respect to the underlying securities, monetary tapering actions by the Federal Reserve, and changes in market interest rates and continued instability in the capital markets. Any of these factors, among others, could cause other-than-temporary impairments and realized or unrealized losses in future periods and declines in other comprehensive income, which could materially and adversely affect our business, results of operations, financial condition and prospects, as well as the value of our common stock. The process for determining whether impairment of a security is other-than-temporary usually requires complex, subjective judgments about the future financial performance and liquidity of the issuer and any collateral underlying the security in order to assess the probability of receiving all contractual principal and interest payments on the security.

Our allowance for loan losses may prove to be insufficient to cover actual loan losses, which could have a material adverse effect on our financial condition and results of operations.

Our success depends to a significant extent upon the quality of our assets, particularly loans. In originating loans, there is a substantial likelihood that we will experience credit losses.  The risk of loss will vary with, among other things, general economic conditions, including the current economic environment and real estate market, the type of loan, the creditworthiness of the borrower over the term of the loan, and, in the case of a collateralized loan, the quality of the collateral for the loan.

Our loan customers may not repay their loans according to the terms of these loans, and the collateral securing the payment of these loans may be insufficient to assure repayment.  As a result, we may experience significant loan losses, which could have a material adverse effect on our operating results.  Our management makes various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans.  We maintain an allowance for loan losses in an attempt to cover any loan losses that may occur. In determining the size of the allowance, we rely on an analysis of our loan portfolio based on historical loss experience, volume and types of loans, trends in classification, volume and trends in delinquencies and non-accruals, national and local economic conditions, and other pertinent information.

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If our assumptions are wrong, our current allowance may not be sufficient to cover future loan losses, and we may need to make adjustments to allow for different economic conditions or adverse developments in our loan portfolio.  Material additions to our allowance would materially decrease our net income.  We expect our allowance to continue to fluctuate; however, given current and future market conditions, we can offer no assurance that our allowance will be adequate to cover future loan losses.

In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in our allowance for loan losses or loan charge-offs as required by these regulators could have a negative effect on our capital, financial condition, results of operations and the value of our common stock.

The amount of other real estate owned, or OREO, may increase significantly, resulting in additional losses, and costs and expenses that will negatively affect our operations.

If the amount of our OREO increases, our losses, and the costs and expenses to maintain the real estate, likewise increase. The amount of OREO we hold may increase due to various economic conditions or other factors. Any additional increase in losses and maintenance costs and expenses due to OREO may have material adverse effects on our business, financial condition, and results of operations. Such effects may be particularly pronounced in a market of reduced real estate values and excess inventory, which may make the disposition of OREO properties more difficult, increase maintenance costs and expenses, and may reduce our ultimate realization from any OREO sales. In addition, at the time of acquisition of the OREO we are required to reflect the fair market value in our financial statements. If the OREO declines in value or if there is an overall increase in OREO subsequent to its acquisition, we are required to recognize a loss. As a result, declines in the value of our OREO or an overall increase in our OREO may have a material adverse effect on our capital, financial condition, results of operations and the value of our common stock.

Our use of appraisals in deciding whether to make a loan secured by real property or how to value the loan in the future may not accurately describe the net value of the collateral that we can realize.

In considering whether to make a loan secured by real property, we generally require an appraisal of the property. However, an appraisal is only an estimate of the value of the property at the time the appraisal is made, and, as real estate values may experience changes in value in relatively short periods of time, especially given heightened economic uncertainty, this estimate might not accurately describe the net value of the real property collateral after the loan has been closed. If the appraisal does not reflect the amount that may be obtained upon any sale or foreclosure of the property, we may not realize an amount equal to the indebtedness secured by the property. In addition, we rely on appraisals and other valuation techniques to establish the value of our OREO and to determine certain loan impairments. If any of these valuations are inaccurate, our consolidated financial statements may not reflect the correct value of OREO, and our ALLL may not reflect accurate loan impairments. The valuation of the properties securing the loans in our portfolio may negatively impact the continuing value of those loans and could materially adversely affect our capital, financial condition, results of operations and the value of our common stock.

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Changes in the interest rate environment could reduce our net interest income, which could reduce our profitability.

As a financial institution, our earnings significantly depend on our net interest income, which is the difference between the interest income that we earn on interest-earning assets, such as investment securities and loans, and the interest expense that we pay on interest-bearing liabilities, such as deposits and borrowings. Therefore, any change in general market interest rates, including changes in federal fiscal and monetary policies, affects us more than non-financial companies and can have a significant effect on our net interest income and total income. Our assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristics of the assets and liabilities. As a result, an increase or decrease in market interest rates could have a material adverse effect on our capital, financial condition, results of operations and the value of our common stock.

We face strong competition from larger, more established competitors.

The banking business is highly competitive, and we encounter strong competition from many other financial institutions, including some of the largest commercial banks in the United States as well as other bank and non-bank lenders that operate in the United States.

We compete with these institutions both in attracting deposits and in making loans. Many of our competitors are well-established, much larger financial institutions.  While we believe we can and do successfully compete with these other financial institutions, we may face a competitive disadvantage as a result of our smaller size. In addition, many of our non-bank competitors have fewer regulatory constraints and may have lower cost structures. We expect competition to continue to intensify due to financial institution consolidation; legislative, regulatory and technological changes; and the emergence of alternative banking sources.

Our ability to compete successfully will depend on a number of factors, including, among other things:

•	our ability to build and maintain long-term customer relationships while ensuring high ethical standards and safe and sound banking practices;

•	the scope, relevance and pricing of products and services that we offer;

•	customer satisfaction with our products and services;

•	industry and general economic trends; and

•	our ability to keep pace with technological advances and to invest in new technology.

Increased competition could require us to increase the rates we pay on deposits or lower the rates we offer on loans, which could reduce our profitability. Our failure to compete effectively in our primary markets could cause us to lose market share and could have a material adverse effect on our capital, financial condition, results of operations and the value of our common stock.

Our loan portfolio may be affected by deterioration in real estate markets, including declines in the performance of loans.

Deterioration in real estate markets could result in declining prices and excess inventories. As a result, developers may experience financial deterioration and banking institutions may experience declines in the performance of construction, development and commercial loans. We make credit and reserve decisions based on the current conditions of borrowers or projects combined with our expectations for the future. If conditions are worse than forecast, we could experience higher charge-offs and delinquencies than is provided in the allowance for loan losses, which could materially adversely affect our capital, financial condition, results of operations and the value of our common stock.

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Our business reputation is important and any damage to it could have a material adverse effect on our business.

Our reputation, including the intellectual property associated with our reputation, is very important to sustain our business, as we rely on our relationships with our current, former and potential clients and shareholders, and the industries that we serve. Any damage to our reputation, whether arising from legal, regulatory, supervisory or enforcement actions, matters affecting our financial reporting or compliance with Securities and Exchange Commission and exchange listing requirements, negative publicity, the conduct of our business or otherwise could have a material adverse effect on our capital, financial condition, results of operations and the value of our common stock.

We have different lending risks than larger, more diversified banks.

Our ability to diversify our economic risks is limited, which may expose us to greater lending risks than those of banks lending to larger, better-capitalized businesses with longer operating histories. Small businesses generally have more limited financial resources in terms of capital or borrowing capacity as compared to larger entities. If economic conditions negatively impact the customers we serve, there could be a material adverse effect on our capital, financial condition, results of operations and the value of our common stock.

We manage our credit exposure through careful monitoring of loan applicants and through loan approval and review procedures.  We have established an evaluation process designed to determine the adequacy of our allowance for loan losses.  While this evaluation process uses historical and other objective information, the classification of loans and the establishment of loan losses is an estimate based on experience, judgment and expectations regarding our borrowers, and the economies in which we and our borrowers operate, as well as the judgment of our regulators.  This is an inherently uncertain process, and we cannot assure you that our loan loss reserves will be sufficient to absorb future loan losses or prevent a material adverse effect on our capital, financial condition, results of operations and the value of our common stock.

We are subject to liquidity risk in our operations.

Liquidity risk is the possibility of being unable, at a reasonable cost and within acceptable risk tolerances, to pay obligations as they come due, to capitalize on growth opportunities as they arise, or to pay regular dividends because of an inability to liquidate assets or obtain adequate funding on a timely basis. Liquidity is required to fund various obligations, including credit obligations to borrowers, loan originations, withdrawals by depositors, repayment of debt, dividends to shareholders, operating expenses, and capital expenditures. Liquidity is derived primarily from retail deposit growth and retention, principal and interest payments on loans and investment securities, net cash provided from operations, and access to other funding sources. Our access to funding sources in amounts adequate to finance our activities could be impaired by factors that affect us specifically or the financial services industry in general. Factors that could detrimentally affect our access to liquidity sources include a decrease in the level of our business activity due to a market downturn or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a severe disruption in the financial markets or negative views and expectations about the prospects for the financial services industry as a whole. Our access to borrowed funds could become limited in the future, and we may be required to pay above market rates for additional borrowed funds, if we are able to obtain them at all, which may adversely affect our capital, financial condition, results of operations and the value of our common stock.

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A failure in or breach of our operational or security systems, or those of our third party service providers, including as a result of cyber-attacks, could disrupt our business, result in unintentional disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses.

As a financial institution, our operations rely heavily on the secure data processing, storage and transmission of confidential and other information on our computer systems and networks. Any failure, interruption or breach in security or operational integrity of these systems could result in failures or disruptions in our online banking system, customer relationship management, general ledger, deposit and loan servicing and other systems. The security and integrity of our systems could be threatened by a variety of interruptions or information security breaches, including those caused by computer hacking, cyber-attacks, electronic fraudulent activity or attempted theft of financial assets. We cannot assure you that any such failures, interruptions or security breaches will not occur, or if they do occur, that they will be adequately addressed. While we have certain protective policies and procedures in place, the nature and sophistication of the threats continue to evolve. We may be required to expend significant additional resources in the future to modify and enhance our protective measures.

Additionally, we face the risk of operational disruption, failure, termination or capacity constraints of any of the third parties that facilitate our business activities, including exchanges, clearing agents, clearing houses or other financial intermediaries. Such parties could also be the source of an attack on, or breach of, our operational systems. Any failures, interruptions or security breaches in our information systems could damage our reputation, result in a loss of customer business, result in a violation of privacy or other laws, or expose us to civil litigation, regulatory fines or losses not covered by insurance.

Our business is dependent on the successful and uninterrupted functioning of our information technology and telecommunications systems and third-party providers. The failure of these systems, or the termination of a third-party software license or service agreement on which any of these systems is based, could interrupt our operations. Because our information technology and telecommunications systems interface with and depend on third-party systems, we could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions. If significant, sustained or repeated, a system failure or service denial could compromise our ability to operate effectively, damage our reputation, result in a loss of customer business, and/or subject us to additional regulatory scrutiny and possible financial liability, any of which could materially adversely affect our capital, financial condition, results of operations and the value of our common stock.

Deterioration in the commercial soundness of our counterparties could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships, and we routinely execute transactions with counterparties in the financial industry. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, could create another market-wide liquidity crisis similar to that experienced in late 2008 and early 2009 and could lead to losses or defaults by us or by other institutions. There is no assurance that the deterioration or failure of our counterparties would not materially adversely affect our capital, financial condition, results of operations and the value of our common stock.

We rely heavily on our management team and the unexpected loss of any of those personnel could adversely affect our operations; we depend on our ability to attract and retain key personnel.

We are a customer-focused and relationship-driven organization. We expect our future growth to be driven in a large part by the relationships maintained with our customers by our senior officers. The unexpected loss of any of our key employees could have an adverse effect on our business and possibly result in reduced revenues and earnings. The implementation of our business strategy will also require us to continue to attract, hire, motivate and retain skilled personnel to develop new customer relationships as well as new financial products and services. The market for our personnel is competitive, and we cannot assure you that we will be successful in attracting, hiring or retaining key personnel.

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Our risk management framework may not be effective in mitigating risks and/or losses to us.

We have implemented a risk management framework to manage our risk exposure. This framework comprises various processes, systems and strategies, and is designed to manage the types of risk to which we are subject, including, among others, credit, market, liquidity, interest rate and compliance. Our framework also includes financial and other modeling methodologies which involve management assumptions and judgment. We can offer no assurance that our risk management framework will be effective under all circumstances or that it will adequately mitigate any risk or loss to us. If our framework is not effective, we could suffer unexpected losses and be subject to potentially adverse regulatory consequences which could have a material adverse affect our capital, financial condition, results of operations and the value of our common stock.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential shareholders could lose confidence in our financial reporting which would harm our business and the trading price of our securities.

If we identify material weaknesses in our internal control over financial reporting or are otherwise required to restate our financial statements, we could be required to implement expensive and time-consuming remedial measures and could lose investor confidence in the accuracy and completeness of our financial reports. We may also face regulatory enforcement or other actions, including the potential delisting of our securities from Nasdaq. This could have an adverse effect on our business, financial condition and results of operations, including our stock price, and could potentially subject us to litigation.

We are subject to environmental liability risk associated with lending activities.

A significant portion of our loan portfolio is secured by real property. In the ordinary course of business, we may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, we may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require us to incur substantial expenses and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our results of operations and financial condition, as well as the value of our common stock.

Changes in accounting standards and management’s selection of accounting methods, including assumptions and estimates, could materially impact our financial statements.

From time to time the Securities and Exchange Commission and the Financial Accounting Standards Board, or FASB, change the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in changes to previously reported financial results, or a cumulative charge to retained earnings. In addition, management is required to use certain assumptions and estimates in preparing our financial statements, including determining the fair value of certain assets and liabilities, among other items. If our assumptions or estimates are incorrect, it could have a material adverse effect on our results of operations and financial condition, as well as the value of our common stock.

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We could be subject to losses, regulatory action or reputational harm due to fraudulent and negligent acts on the part of loan applicants, our borrowers, our employees and vendors.

In deciding whether to extend credit or enter into other transactions with clients and counterparties, we may rely on information furnished by or on behalf of clients and counterparties, including financial statements, property appraisals, title information, employment and income documentation, account information and other financial information. We may also rely on representations of clients and counterparties as to the accuracy and completeness of such information and, with respect to financial statements, on reports of independent auditors. Any such misrepresentation or incorrect or incomplete information may not be detected prior to funding a loan or during our ongoing monitoring of outstanding loans. In addition, one or more of our employees or vendors could cause a significant operational breakdown or failure, either as a result of human error or where an individual purposefully sabotages or fraudulently manipulates our loan documentation, operations or systems. Any of these developments could have a material adverse effect on our business, financial condition, results of operations and future prospects.

We may fail to realize all of the anticipated benefits, including estimated cost savings, of potential future acquisitions.

In the future, we may encounter difficulties in obtaining required regulatory approvals or unexpected contingent liabilities from businesses we may acquire. Integration of an acquired business can be complex and costly, sometimes including combining relevant accounting and data processing systems and management controls, as well as managing relevant relationships with employees, clients, suppliers and other business partners. Integration efforts could divert management attention and resources, which could adversely affect our operations or results. Additionally, given continued market volatility and uncertainty, we may also experience increased credit costs or need to take additional markdowns and allowances for loan losses on assets and loans we may acquire. These increased credit costs, markdowns and allowances could have a material adverse affect our capital, financial condition, results of operations and the value of our common stock.

Deterioration in the fiscal position of the U.S. federal government and downgrades in U.S. Treasury and federal agency securities could adversely affect us and our subsidiary’s banking operations.

In addition to causing economic and financial market disruptions, any future downgrade, failure to raise the U.S. statutory debt limit, or deterioration in the fiscal outlook of the U.S. federal government, could, among other things, materially adversely affect the market value of the U.S. government and federal agency securities that we hold, the availability of those securities as collateral for borrowing, and our ability to access capital markets on favorable terms. In particular, it could increase interest rates and disrupt payment systems, money markets, and long-term or short-term fixed income markets, adversely affecting the cost and availability of funding, which could negatively affect our profitability. Also, the adverse consequences could extend to those to whom we extend credit and could adversely affect their ability to repay their loans. Any of these developments could materially adversely affect our business, financial condition, results of operations and prospects, as well as the value of our common stock.

A prolonged U.S. government shutdown or default by the U.S. on government obligations could harm our results of operations.

Our results of operations, including revenue, non-interest income, expenses and net interest income, would likely be adversely affected in the event of widespread financial and business disruption on account of a default by the U.S. on U.S. government obligations or a prolonged failure to maintain significant U.S. government operations.

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Risks Related to Our Regulatory Environment

We are subject to extensive regulation that could limit or restrict our activities.

We operate in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various regulatory agencies. Our compliance with these regulations is costly and restricts certain of our activities, including the declaration and payment of cash dividends to shareholders, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits, and locations of offices. We are also subject to capitalization guidelines established by our regulators, which require us to maintain adequate capital to support our growth and operations. Should we fail to comply with these regulatory requirements, federal and state regulators could impose additional restrictions on the activities of the Company and the Bank, which could materially adversely affect our strategy and operating results in the future.

The laws and regulations applicable to the banking industry have recently changed and may continue to change, and we cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our ability to operate profitably.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted on July 21, 2010. The provisions of the Dodd-Frank Act and its implementing regulations may adversely affect our business, results of operations, and the underlying value of our securities, including our common stock. The full effect of this legislation will not be certain until all implementing regulations are promulgated, which could take several years in some cases.

Some or all of the changes, including the rulemaking authority granted to the Consumer Financial Protection Bureau, or the CFPB, may result in greater reporting requirements, assessment fees, operational restrictions, capital requirements, and other regulatory burdens applicable to us, and many of our non-bank competitors may remain free from such limitations. This could adversely affect our ability to attract and maintain depositors, to offer competitive products and services, and to expand our business.

Congress may consider additional proposals to change substantially the financial institution regulatory system and to expand or contract the powers of banking institutions and bank holding companies. Such legislation may change existing banking statutes and regulations, as well as our current operating environment significantly. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand our permissible activities, or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. We cannot predict whether new legislation will be enacted and, if enacted, the effect that it, or any regulations, would have on our business, financial condition, results of operations and prospects, as well as the value of our common stock.

Our financial condition and results of operations are affected by credit policies of monetary authorities, particularly the Federal Reserve. Actions by monetary and fiscal authorities, including the Federal Reserve, could have an adverse effect on our deposit levels, loan demand, or business and earnings, as well as the value of the common stock.

We may be required to raise capital in the future, including to comply with new increased minimum capital thresholds established by our regulators as part of their implementation of Basel III, but that capital may not be available when it is needed and could be dilutive to our existing shareholders, which could adversely affect our financial condition and results of operations.

On July 2, 2013, the Federal Reserve approved a final rule that establishes an integrated regulatory capital framework that addresses shortcomings in certain capital requirements. The rule implements in the United States the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain changes required by the Dodd-Frank Act.

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The major provisions of the rule applicable to us are:

•	The rule implements higher minimum capital requirements, includes a common equity tier 1 capital requirement, and establishes criteria that instruments must meet in order to be considered common equity tier 1 capital, additional tier 1 capital, or tier 2 capital. These enhancements will both improve the quality and increase the quantity of capital required to be held by banking organizations, better equipping the U.S. banking system to deal with adverse economic conditions. The minimum capital to risk-weighted assets, or RWA, requirements are a common equity tier 1 capital ratio of 4.5 percent and a tier 1 capital ratio of 6.0 percent, which is an increase from 4.0 percent, and a total capital ratio that remains at 8.0 percent. The minimum leverage ratio (tier 1 capital to total assets) is 4.0 percent. The rule maintains the general structure of the prompt corrective action, or PCA, framework while incorporating these increased minimum requirements.

•	The rule improves the quality of capital by implementing changes to the definition of capital. Among the most important changes are stricter eligibility criteria for regulatory capital instruments that disallow the inclusion of instruments such as trust preferred securities in tier 1 capital going forward, and constraints on the inclusion of minority interests, mortgage-servicing assets, or MSAs, deferred tax assets, or DTAs, and certain investments in the capital of unconsolidated financial institutions. In addition, the rule requires that most regulatory capital deductions be made from common equity tier 1 capital.

•	Under the rule, in order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers, a banking organization must hold a capital conservation buffer composed of common equity tier 1 capital above its minimum risk-based capital requirements. This buffer will help to ensure that banking organizations conserve capital when it is most needed, allowing them to better weather periods of economic stress. The buffer is measured relative to RWA. Phase-in of the capital conservation buffer requirements will begin on January 1, 2016. A banking organization with a buffer greater than 2.5 percent would not be subject to limits on capital distributions or discretionary bonus payments; however, a banking organization with a buffer of less than 2.5 percent would be subject to increasingly stringent limitations as the buffer approaches zero. The new rule also prohibits a banking organization from making distributions or discretionary bonus payments during any quarter if its eligible retained income is negative in that quarter and its capital conservation buffer ratio was less than 2.5 percent at the beginning of the quarter. When the new rule is fully phased in, the minimum capital requirements plus the capital conservation buffer will exceed the PCA well-capitalized thresholds.

•	The rule also increases the risk weights for past-due loans, certain commercial real estate loans, and some equity exposures, and makes selected other changes in risk weights and credit conversion factors.

On July 9, 2013, the FDIC issued an “interim final rule” applicable to the Bank that is identical in substance to the final rules issued by the Federal Reserve described above. The Bank was required to comply with the interim final rule on January 1, 2015.

In order to support the operations of the Bank, we may need to raise capital in the future. Our ability to raise capital, if needed, will depend in part on conditions in the capital markets at that time, which are outside our control. Accordingly, we cannot assure you of our ability to raise capital, if needed, on terms acceptable to us. If we cannot raise capital when needed, our ability to operate or further expand our operations could be materially impaired. In addition, if we decide to raise equity capital under such conditions, the interests of our shareholders could be diluted.

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Our FDIC deposit insurance premiums and assessments may increase.

The deposits of the Bank are insured by the FDIC up to legal limits and, accordingly, subject to the payment of FDIC deposit insurance assessments. The Bank’s regular assessments are determined by its risk classification, which is based on its regulatory capital levels and the level of supervisory concern that it poses. High levels of bank failures during the financial crisis and increases in the statutory deposit insurance limits have increased resolution costs to the FDIC and put significant pressure on the Deposit Insurance Fund. In order to maintain a strong funding position and restore the reserve ratios of the Deposit Insurance Fund, the FDIC increased deposit insurance assessment rates and charged a special assessment to all FDIC-insured financial institutions. Further increases in assessment rates or special assessments may occur in the future, especially if there are significant additional financial institution failures. Any future special assessments, increases in assessment rates or required prepayments in FDIC insurance premiums could reduce our profitability or limit our ability to pursue certain business opportunities, which could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the value of our common stock.

Risks Related to an Investment in our Common Stock

This prospectus permits selling shareholders to resell their shares. If they do so, the market price for our shares may fall and purchasers of our shares may be unable to resell them.

This prospectus covers 1,550,000 shares of our common stock being offered for sale by existing shareholders. To the extent that these shares are sold into the market, there may be an oversupply of shares and an undersupply of purchasers. If this occurs, the market price for our shares may decline significantly and investors may be unable to sell their shares at a profit, or at all.

The market for our common stock has historically experienced significant price and volume fluctuations.

The market for our common stock has historically experienced and may continue to experience significant price and volume fluctuations similar to those experienced by the broader stock market in recent years. Generally, the fluctuations experienced by the broader stock market have affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, our announcements of our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us, our affiliates or our competitors could cause the market price of our common stock to fluctuate substantially.

The Company’s common stock is equity and therefore will be subordinate to any indebtedness and preferred stock of the Company.

Shares of the Company’s common stock are equity interests in the Company and do not constitute indebtedness. As such, shares of the Company’s common stock will rank junior to any indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including a liquidation of the Company. Additionally, holders of the Company’s common stock are subject to the prior dividend and liquidation rights of any holders of the Company’s preferred stock then outstanding.

The low trading volume in our common stock may adversely affect your ability to resell shares at prices that you find attractive, or at all.

Our common shares are listed for quotation on the Nasdaq Global Market under the ticker symbol “CLBH”. The average daily trading volume for our common shares is less than larger financial institutions. During the past 12 months, the average daily trading volume for our common shares was approximately 4,200 shares. Due to its relatively small trading volume, sales of our common shares may place significant downward pressure on the market price of our common shares. Furthermore, it may be difficult for holders to resell their shares at prices they find attractive, or at all.

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Our ability to pay cash dividends on our securities is limited and we may be unable to pay future dividends.

We make no assurances that we will pay any dividends on our securities, including our common stock, in the future. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects, regulatory restrictions, and other factors that our board of directors may deem relevant. The holders of our capital stock are entitled to receive dividends when, and if, declared by our board of directors out of funds legally available for that purpose. As part of our consideration to pay cash dividends, we intend to retain adequate funds from future earnings to support the development and growth of our business. In addition, our ability to pay dividends is restricted by federal policies and regulations. It is the current policy of the Federal Reserve that bank holding companies should pay cash dividends on capital stock only out of net income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. Further, our principal source of funds to pay dividends is cash dividends that we receive from the Bank, which, in turn, will be highly dependent upon the Bank’s historical and projected results of operations, liquidity, cash flows and financial condition, as well as various legal and regulatory prohibitions and other restrictions on the ability of the Bank to pay dividends, extend credit or otherwise transfer funds to the Company.

Additional issuances of common stock or securities convertible into common stock may dilute holders of our common stock.

We may, in the future, determine that it is advisable, or we may encounter circumstances where we determine it is necessary, to issue additional shares of common stock, securities convertible into, exchangeable for or that represent an interest in common stock, or common stock-equivalent securities to fund strategic initiatives or other business needs or to build additional capital. Our board of directors is authorized to cause us to issue additional shares of common stock from time to time for adequate consideration without any additional action on the part of our shareholders. The market price of our common stock could decline as a result of other offerings, as well as other sales of a large block of common stock or the perception that such sales could occur.

We are subject to extensive regulation, and ownership of the common stock may have regulatory implications for holders thereof.

We are subject to extensive federal and state banking laws, including the Bank Holding Company Act of 1956, as amended, or BHCA, and federal and state banking regulations, that will impact the rights and obligations of owners of our common stock, including, for example, our ability to declare and pay dividends on our common stock. Shares of our common stock are voting securities for purposes of the BHCA and any bank holding company or foreign bank that is subject to the BHCA may need approval to acquire or retain more than 5% of the then outstanding shares of our common stock, and any holder (or group of holders deemed to be acting in concert) may need regulatory approval to acquire or retain 10% or more of the shares of our common stock. A holder or group of holders may also be deemed to control us if they own 25% or more of our total equity. Under certain limited circumstances, a holder or group of holders acting in concert may exceed the 25% percent threshold and not be deemed to control us until they own 33% percent or more of our total equity. The amount of total equity owned by a holder or group of holders acting in concert is calculated by aggregating all shares held by the holder or group, whether as a combination of voting or non-voting shares or through other positions treated as equity for regulatory or accounting purposes and meeting certain other conditions. Holders of our common stock should consult their own counsel with regard to regulatory implications.

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Holders should not expect us to redeem outstanding shares of our common stock.

Our common stock is a perpetual equity security. This means that it has no maturity or mandatory redemption date and will not be redeemable at the option of the holders. Any decision we may make at any time to propose the repurchase or redemption of shares of our common stock will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders’ equity, general market conditions at that time and other factors we deem relevant. Our ability to redeem shares of our common stock is subject to regulatory restrictions and limitations, including those of the Federal Reserve Board.

We have implemented anti-takeover devices that could make it more difficult for another company to acquire us, even though such an acquisition may increase shareholder value.

In some cases, shareholders would receive a premium for their shares if we were acquired by another company. However, state and federal law and our articles of incorporation and bylaws make it difficult for anyone to acquire us without approval of our board of directors. For example, our articles of incorporation require a supermajority vote of two-thirds of our outstanding common stock in order to effect a sale or merger of the company in certain circumstances. Our bylaws divide the board of directors into three classes of directors serving staggered three-year terms with approximately one-third of the board of directors elected at each annual meeting of shareholders. The classification of directors makes it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable. Consequently, a takeover attempt may prove difficult, and shareholders may not realize the highest possible price for their securities.

Holders of our outstanding debt securities have rights that are senior to those of our common shareholders.

We issued trust preferred securities from a special purpose trust with an accompanying sale of a $10.3 million junior subordinated debenture to this trust. Payments of the principal and interest on the trust preferred securities of this trust are conditionally guaranteed by us. Further, the accompanying junior subordinated debenture that we issued to the trust is senior to our shares of common stock. In addition to our outstanding trust preferred securities and junior subordinated note, the bank has issued and outstanding subordinated debt securities in an aggregate amount of $9.3 million. We are required to make payments on these outstanding debt securities before any dividends can be paid on our common stock and, in the event of our bankruptcy, dissolution or liquidation, holders of our outstanding debt securities must be satisfied before any distributions can be made on our common stock. We have the right to defer distributions on our outstanding junior subordinated debenture (and the related trust preferred securities) for up to five years, during which time no dividends may be paid on our common stock. We do not have the right to defer payments on the bank’s outstanding subordinated debt securities.

Offerings of debt, which would rank senior to our common stock upon liquidation, may adversely affect the market price of our common stock.

We may attempt to increase our capital resources or, if our or the Bank’s regulatory capital ratios fall below the required minimums, we or the Bank could be forced to raise additional capital by making additional offerings of debt or equity securities, senior or subordinated notes, preferred stock and common stock. Upon liquidation, holders of our debt securities and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock.

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Our securities, including the offered shares, are not FDIC insured.

Our common stock is not a savings or deposit account or other obligation of the Bank, and is not insured by the FDIC or any other governmental agency and is subject to investment risk, including the possible loss of principal.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this prospectus may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which statements represent our judgment concerning the future and are subject to business, economic, and other risks and uncertainties, both known and unknown, that could cause our actual operating results and financial position to differ materially from the forward-looking statements. Such forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “believe,” or “continue,” or the negative thereof or other variations thereof or comparable terminology.

We caution that any such forward-looking statements are further qualified by important factors that could cause our actual operating results to differ materially from those in the forward-looking statements, including, without limitation:

•	deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses;

•	the risks of changes in interest rates or an extended period of record-low interest rates on the level and composition of deposits, loan demand and the values of loan collateral, securities and interest sensitive assets and liabilities;

•	the failure of assumptions underlying the establishment of reserves for possible loan losses;

•	changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments;

•	the impact of heightened regulatory scrutiny of financial products, primarily led by the CFPB;

•	changes in financial market conditions, either internationally, nationally or locally in areas in which we conduct our operations, including, without limitation, reduced rates of business formation and growth, commercial and residential real estate development, and real estate prices;

•	changes in accounting principles, policies, and guidelines applicable to bank holding companies and banking;

•	fluctuations in markets for equity, fixed-income, commercial paper and other securities, which could affect availability, market liquidity levels, and pricing;

•	effective on January 1, 2015 and subject to certain transition periods, changes in minimum capital requirements, adjustments to prompt corrective action thresholds, increased quality of regulatory capital, revised risk-weighting of certain assets, and implementation of a “capital conservation buffer,” included in the final rule promulgated by the Federal Reserve on July 2, 2013, to implement the so-called “Basel III” accords;

•	the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone and the internet;

•	governmental monetary and fiscal policies, as well as other legislative and regulatory changes;

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•	changes in political and economic conditions;

•	our ability to comply with any requirements imposed on the Company or the Bank by our respective regulators, and the potential negative consequences that may result;

•	the effect of any mergers, acquisitions or other transactions, to which we or our subsidiary bank may from time to time be a party, including, without limitation, our ability to successfully integrate any businesses that we acquire; and

•	the risk factors described under the heading “Risk Factors” in this prospectus.

Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made.

You should read carefully this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

SUMMARY OF THE UNDERLYING TRANSACTION

On March 31, 2015, we entered into securities purchase agreements with various institutional accredited investors to sell a total of 15,500 shares of the Company’s Series B Non-Voting Convertible Preferred Stock at a price of $975 per share, for an aggregate purchase price of $15,112,500.

 The Company intends to use the proceeds from the private placement to provide funds for the redemption of its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or the Series A Preferred Stock and for general corporate purposes.

 Each share of Series B Preferred Stock will automatically convert into 100 shares of the Company’s common stock (subject to customary anti-dilution adjustments) after the Company has received shareholder approval of such conversion at the Company’s annual meeting of shareholders, which is expected to be held on or about May 19, 2015. Notwithstanding the forgoing, the conversion is subject to an ownership limit that prohibits any holder from owning or controlling in the aggregate more than 33.3% of the total equity of the Company or 9.99% of the Company’s outstanding common stock or other class of voting securities. Any shares of Series B Preferred Stock that cannot be converted to common stock because of the ownership limit will remain outstanding.

USE OF PROCEEDS

All Securities sold pursuant to this prospectus will be offered and sold by the selling shareholders. We will not receive any of the proceeds from such sales. We intend to use the net proceeds from the private placement to repurchase and redeem outstanding shares of our Series A Preferred Stock and for general corporate purposes.

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DIVIDEND POLICY

We anticipate that our future earnings, if any, will be retained to enhance our capital position and that we will not declare or pay cash dividends for the foreseeable future.

We are organized under the North Carolina Business Corporation Act, which prohibits the payment of a dividend if, after giving it effect, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved, to satisfy the preferential rights upon dissolution of any preferred shareholders. In addition, because we are a bank holding company, the Federal Reserve Board may impose restrictions on our ability to pay cash dividends.

Our ability to pay dividends is largely dependent upon the amount of cash dividends that the Bank pays to us, which distributions are restricted under North Carolina banking laws and regulations. The Bank may make distributions only to the extent that the Bank remains adequately capitalized. In addition, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the bank. The Office of the North Carolina Commissioner of Banks and the FDIC also are authorized to prohibit the payment of dividends by a bank under certain circumstances. Such requirements and policies may limit our ability to obtain dividends from the Bank for our cash needs, including payment of dividends to our shareholders and the payment of operating expenses.

We have not paid any cash dividends to date. If and when cash dividends are declared, they will be largely dependent upon our earnings, financial condition, business projections, general business conditions, statutory and regulatory restrictions and other pertinent factors.

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DESCRIPTION OF OUR SECURITIES

The following is a summary of the material provisions of our articles of incorporation and bylaws.

General

Our articles of incorporation authorize the issuance of 20,000,000 shares of common stock, par value $1.00 per share, of which there were 3,434,680 shares outstanding on March 31, 2015. Our articles of incorporation also authorize the issuance of up to 1,000,000 shares of preferred stock, of which there were 10,994 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A outstanding at March 31, 2015 and 15,500 shares of our Series B Non-Voting Convertible Preferred Stock outstanding at March 31, 2015.

Additional shares of our common stock are issuable upon the exercise of outstanding options granted under our stock option plans and upon the conversion of our Series B Preferred Stock.

Common Stock

Dividend Rights. As a North Carolina corporation, we are not directly subject to the restrictions on the payment of cash dividends applicable to our subsidiary bank. Holders of shares of our common stock are entitled to receive such cash dividends as the board of directors may declare out of legally available funds. We may not declare or pay dividends on our common stock unless we are current with respect to dividends on our outstanding preferred stock. Our payment of cash dividends is subject to the restrictions of North Carolina law applicable to the declaration of distributions to shareholders by a business corporation. Under such provisions, distributions, including cash dividends, may not be paid if, after giving effect to such cash dividend or other distribution, a corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy certain preferential liquidation rights. Our ability to pay cash dividends to the holders of shares of our common stock is, at the present time and for the foreseeable future, largely dependent upon the amount of cash dividends that our subsidiary bank pays to us.

Voting Rights. Each share of our common stock entitles the holder thereof to one vote on all matters upon which shareholders have the right to vote. Our shareholders are not entitled to cumulate their votes for the election of directors.

Assessment and Redemption. Our common stock is not subject to redemption or any sinking fund and all outstanding shares are fully paid and non-assessable.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of our affairs, the holders of shares of our common stock are entitled to receive, after payment of all debts and liabilities and after the payment of any liquidation preference with respect to outstanding shares of our preferred stock, all of our remaining assets available for distribution in cash or in kind. In the event of any liquidation, dissolution or winding up of our subsidiary bank, we, as the sole shareholder of such bank’s common stock, would be entitled to receive all remaining assets of the bank available for distribution in cash or in kind after payment of all debts and liabilities of the bank including all deposits and accrued interest on deposits.

Preemptive Rights; Redemption. Holders of shares of our common stock are not entitled to preemptive rights with respect to any shares that may be issued. Our common stock is not subject to call or redemption.

Preferred Stock

General. Our articles of incorporation, as amended, authorize the issuance of 1,000,000 shares of preferred stock, no par value per share. As of March 31, 2015, there were 10,994 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued and outstanding and 15,500 shares of our Series B Non-Voting Convertible Preferred Stock outstanding.

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Our articles of incorporation authorize our board of directors, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the voting powers, designations, preferences, limitations and other rights of the shares.

Authorized But Unissued Shares

North Carolina law does not require shareholder approval for any issuance of authorized shares. Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued shares may be to enable the board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. This would protect the continuity of our management and possibly deprive the shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Certain Provisions of Our Articles of Incorporation and Bylaws Having Potential Anti-Takeover Effects

General. The following is a summary of the material provisions of our articles of incorporation and bylaws that address matters of corporate governance and the rights of shareholders. Certain of these provisions may delay or prevent takeover attempts not first approved by our board of directors (including takeovers which certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders. All references to the “articles of incorporation” and “bylaws” are to the articles of incorporation and bylaws of Carolina Bank Holdings, Inc. in effect at the date of this prospectus.

Classification of the Board of Directors. Our bylaws provide for the number of directors to be not less than five nor more than 25. There currently are eleven directors on our board of directors and our bylaws provide that if the number of directors is nine or more, then the board of directors shall be divided into three classes that are as nearly equal in number as possible. Each director serves for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected (except for certain initial directors whose terms may be shorter than three years as necessary to effect the classification process). As such, if there are nine or more directors, approximately one-third of the board’s members will be elected each year, and two annual meetings may be required for our shareholders to change a majority of the members constituting the board of directors.

Removal of Directors; Filling Vacancies. Our articles of incorporation provide that shareholders may remove one or more of the directors with cause which includes: (i) criminal prosecution and conviction during the course of a director’s service for an act of fraud, embezzlement, theft or personal dishonesty; (ii) the prosecution and conviction of any criminal offense involving dishonesty or breach of trust; or (iii) the occurrence of any event resulting in a director being excluded from coverage, or having coverage limited as to the director when compared to other covered directors under any of the fidelity bonds or insurance policies covering the directors, officers or employees. Vacancies occurring in the board of directors may be filled by the shareholders, by a majority of the remaining directors even though such majority constitutes less than a quorum, or by the sole remaining director. A director elected to fill a vacancy shall serve only until the next meeting of shareholders at which directors are elected.

Amendment of Bylaws. Subject to certain restrictions described below, either a majority of the board of directors or our shareholders may amend or repeal the bylaws. A bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the board. Generally, our shareholders may adopt, amend or repeal the bylaws in accordance with the North Carolina Business Corporation Act.

Other Constituents. The board of directors is permitted by our articles of incorporation to consider other constituents besides the shareholders if faced with a proposal that could cause a change in control of the Company. Such constituents are employees, depositors, customers, creditors and the communities in which we or any of our subsidiaries conduct business. Further, the board of directors is permitted to evaluate the competence, experience and integrity of any proposed acquiror as well as the prospects for success of such a takeover proposal.

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Special Meetings of Shareholders. Our bylaws provide that special meetings of shareholders may be called only by our president or at the request of the board of directors.

Supermajority Vote for Change-in-Control. Unless approved by a majority of the board of directors who are not affiliated with a proposed transaction, approval by holders of at least two-thirds of the outstanding shares of our common stock is required to effect any agreement, plan or arrangement providing for a merger, consolidation, share exchange or any other transaction requiring approval of the shareholders. With approval of the board of directors, the approval by holders of a majority of our voting securities would be required to affect any such transaction.

Certain Provisions of North Carolina Law

We are subject to the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act, each of which, if applicable, would hinder the ability of a third party to acquire control of the Company or the Bank. The Shareholder Protection Act generally requires that, unless certain “fair price” and other conditions are met, the affirmative vote of the holders of 95.0% of the voting shares of a corporation is necessary to adopt or authorize a business combination with any other entity, if that entity is the beneficial owner, directly or indirectly, of more than 20.0% of the voting shares of the company. The Control Share Acquisition Act provides that any person or party who acquires or makes a bona fide offer to acquire “control shares” (defined as a number of shares which, when added to other shares held, gives the holder voting power in the election of directors equal to 20.0%, 33.3% or a majority of all voting power) may only vote those shares if the remaining shareholders of the corporation, by resolution, permit those shares to be voted. If the shareholders of the corporation permit the “control shares” to be accorded voting rights and the holder of the “control shares” has a majority of all voting power for the election of directors, the other shareholders of the corporation have the right to the redemption of their shares at the fair value of the shares at the date prior to the date on which the vote was taken which gave voting rights to the “control shares.” The provisions of the Shareholder Protection Act and the Control Share Acquisition Act may have the effect of discouraging a change of control by allowing minority shareholders to prevent a transaction favored by a majority of the shareholders. The primary purpose of these provisions is to encourage negotiations with our board of directors by groups or corporations interested in acquiring control of us.

Certain Provisions of Federal Law

The acquisition of more than 10.0% of our outstanding common stock may, in certain circumstances, be subject to the provisions of the Change in Bank Control Act of 1978. The FDIC has also adopted a regulation pursuant to the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of an FDIC-insured state-chartered non-member bank, either directly or indirectly through an acquisition of control of its holding company, to provide 60 days prior written notice and certain financial and other information to the FDIC. Control for the purpose of this act exists in situations in which the acquiring party has voting control of at least 25.0% of any class of voting stock or the power to direct the management or policies of the bank or the holding company. However, under FDIC regulations, control is presumed to exist where the acquiring party has voting control of at least 10.0% of any class of voting securities if (a) the bank or holding company has a class of voting securities which is registered under Section 12 of the Exchange Act, or (b) the acquiring party would be the largest holder of a class of voting shares of the bank or the holding company. The statute and underlying regulations authorize the FDIC to disapprove a proposed acquisition on certain specified grounds.

Prior approval of the Federal Reserve Board would be required for any acquisition of control of the Company or the Bank by any bank holding company under the Bank Holding Company Act. Control for purposes of the Bank Holding Company Act would be based on, among other factors, a 25.0% voting stock test or on the ability of the holding company otherwise to control the election of a majority of our board of directors. As part of such acquisition, the acquiring company (unless already so registered) would be required to register as a bank holding company under the Bank Holding Company Act.

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The Exchange Act requires that a purchaser of any class of a corporation’s securities registered under the Exchange Act notify the Securities and Exchange Commission and such corporation within 10 days after its purchases exceed 5.0% of the outstanding shares of that class of securities. This notice must disclose the background and identity of the purchaser, the source and amount of funds used for the purchase, the number of shares owned and, if the purpose of the transaction is to acquire control of the corporation, any plans to materially alter the corporation’s business or corporate structure. In addition, any tender offer to acquire a corporation’s securities is subject to the limitations and disclosure requirements of the Exchange Act.

Indemnification of Directors and Officers

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons under the provisions discussed above or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Securities Registrar

The transfer agent and securities registrar for our common stock is Computershare, P.O. Box 30710, College Station, Texas 77842-3170.

Series A Preferred Stock

As part of the Emergency Economic Stabilization Act of 2008, the United States Treasury created the Capital Purchase Program, which authorized the Treasury to invest up to $250 billion in senior preferred stock of U.S. banks and savings associations or their holding companies for the purpose of stabilizing the U.S. financial markets. On January 9, 2009, we issued and sold 16,000 shares of our Series A Preferred Stock to the United Stated Treasury as part of this program. These securities were subsequently auctioned by the Treasury to private sector institutional investors.

Our Series A Preferred Stock has a liquidation preference of $1,000 per share. The holders of our Series A Preferred Stock have preferential dividend and liquidation rights over holders of our common stock. Our Series A Preferred Stock currently pays cumulative dividends at a rate of 9% per year. The Series A Preferred Stock is non-voting, except in limited circumstances. So long as any of our Series A Preferred Stock is outstanding, we may not repurchase or otherwise acquire any of our outstanding shares of common stock unless we are current in our dividend payments on our outstanding Series A Preferred Stock. We may not redeem our Series A Preferred Stock without prior consultation with our primary federal regulator.

Voting Rights. Except as indicated below or otherwise required by law, the holders of our Series A Preferred Stock do not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends. If the dividends on our Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of our directors will automatically increase by two and the holders of our Series A Preferred Stock, voting as a single class, will be entitled to elect two members of our board of directors (referred to as the “preferred stock directors”) at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the Nasdaq Global Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

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Upon the termination of the right of the holders of our Series A Preferred Stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office will terminate immediately and the number of our authorized directors will be reduced by two directors. The holders of a majority of shares of our Series A Preferred Stock, voting as a class, may remove any preferred stock director, with or without cause, as well as fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights. So long as any shares of our Series A Preferred Stock are outstanding, in addition to any other vote or written consent of shareholders required by law or by our articles of incorporation, the vote or written consent of the holders of at least 66 2/3% of the shares of our Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

•	any amendment or alteration of the certificate of designations for the Series A Preferred Stock or our articles of incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on our liquidation, dissolution or winding up;

•	any amendment, alteration or repeal of any provision of the certificate of designations for the Series A Preferred Stock or our articles of incorporation so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•	any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or of a merger or consolidation by us with another entity, unless the shares of our Series A Preferred Stock remain outstanding following any such transaction or, if we are not the surviving entity, such shares are converted into or exchanged for preference securities and such remaining outstanding shares of our Series A Preferred Stock or preference securities have rights, preferences, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

To the extent of the voting rights of the Series A Preferred Stock, each holder of our Series A Preferred Stock will be entitled to one vote for each share of our Series A Preferred Stock held.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of our Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of our Series A Preferred Stock to effect the redemption.

Liquidation Rights. If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of our Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of our Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets, if any, that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities, but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of our Series A Preferred Stock and all holders of other shares of stock ranking equally with the Series A Preferred Stock, the amounts paid to the holders of our Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount of those holders. If the total liquidation amount per share of our Series A Preferred Stock has been paid in full to all holders of our Series A Preferred Stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all our remaining assets according to their respective rights and preferences. For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding up of our affairs.

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Dividend Rights. The holders of our Series A Preferred Stock are entitled to receive, if and when declared by our board of directors, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 9% per share on (i) the liquidation preference of $1,000 per share of our Series A Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior dividend period on such shares, if any.

Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A Preferred Stock are payable to the holders of record of shares of our Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

Dividends on our Series A Preferred Stock are cumulative. If for any reason our board of directors does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if the board of directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

 We are required to provide written notice to the holders of shares of our Series A Preferred Stock prior to the applicable dividend payment date if we determine not to pay any dividend or a full dividend with respect to the Series A Preferred Stock.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, that the payment of dividends would be an unsafe or unsound practice and to prohibit their payment.

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Stock ranks (i) senior to our Series B Preferred Stock, our common stock and all other equity securities designated as ranking junior to the Series A Preferred Stock; and (ii) equally with all other equity securities designated as ranking on a parity with the Series A Preferred Stock, referred to as parity stock with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding up.

So long as any share of our Series A Preferred Stock remains outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been contemporaneously declared and paid in full, no dividend or distribution may be declared or paid on shares of our common stock or any other shares of junior stock, other than a dividend payable solely in shares of our common stock. In addition, we may not repurchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless all accrued and unpaid dividends for all past dividend periods on the Series A Preferred Stock are fully paid, other than: (i) redemptions, purchases or other acquisitions of shares of our common stock, other junior stock or parity stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan; (ii) any dividends or distributions of rights or junior stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; (iii) our acquisition of record ownership in junior stock or parity stock for the beneficial ownership of any other persons (other than us or any of our subsidiaries), including as trustees or custodians; and (iv) the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock, but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before January 9, 2009 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

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On any dividend payment date for which full dividends on the Series A Preferred Stock and any other parity stock are not paid, or declared and funds set aside therefor, all dividends paid or declared with respect to the Series A Preferred Stock and any other parity stock will be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, securities or other property) as may be determined by the board of directors may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series A Preferred Stock, from time to time out of any funds legally available for such payment, and the holders of our Series A Preferred Stock will not be entitled to participate in any such dividends.

Redemption. We may redeem the Series A Preferred Stock, subject to the approval of the appropriate federal bank regulatory agency, in whole or in part, at any time and from time to time. If fewer than all of the outstanding shares of our Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata or in such other manner as the board of directors may determine to be fair and equitable.

Shares of our Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by us will be cancelled and will revert to authorized but unissued shares of our preferred stock.

The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of our Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock.

Series B Preferred Stock

Our Series B Preferred Stock has a liquidation preference of $975 per share. The holders of our Series B Preferred Stock have preferential dividend and liquidation rights over holders of our common stock. Our Series B Preferred Stock pays dividends at a rate per annum of 9% per share payable on March 31 and September 30 of each year. No dividend will be declared or paid, however, if the Series B Preferred Stock is converted into common stock on or before September 30, 2015. Neither the Company nor the holders of the Series B Preferred Stock have the right to require redemption of the Series B Preferred Stock at any time. However, the Company may repurchase or otherwise acquire shares of the Series B Preferred Stock in voluntary transactions with holders of the Series B Preferred Stock, subject to applicable regulatory approval requirements.

Voting Rights. Except as otherwise required by law, the holders of our Series B Preferred Stock do not have any voting rights.

Liquidation Rights. If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of our Series B Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $975 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of our Series B Preferred Stock will be entitled to receive the total liquidation amount out of our assets, if any, that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities, but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series B Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of our Series B Preferred Stock and all holders of other shares of stock ranking equally with the Series B Preferred Stock (including our Series A Preferred Stock), the amounts paid to the holders of our Series B Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount of those holders. If the total liquidation amount per share of our Series B Preferred Stock has been paid in full to all holders of our Series B Preferred Stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series B Preferred Stock will be entitled to receive all our remaining assets according to their respective rights and preferences. For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding up of our affairs.

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Dividend Rights. The holders of our Series B Preferred Stock are entitled to receive, if and when declared by our board of directors, out of assets legally available for payment, noncumulative cash dividends at a rate per annum of 9% per share payable on March 31 and September 30 of each year. No dividend will be declared or paid, however, if the Series B Preferred Stock is converted into common stock on or before September 30, 2015.

Dividends on our Series B Preferred Stock are noncumulative. If for any reason our board of directors does not declare a dividend on the Series B Preferred Stock for a particular dividend period, or if the board of directors declares less than a full dividend, we will not be obligated to pay the unpaid portion of the dividend on a subsequent date and dividends for future dividend periods will not accrue on any unpaid dividend amounts for prior dividend periods.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, that the payment of dividends would be an unsafe or unsound practice and to prohibit their payment.

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series B Preferred Stock ranks (i) junior to our Series A Preferred Stock and all other equity securities designated as ranking senior to the Series B Preferred Stock with respect to dividends; (ii) senior to our common stock and all other equity securities designated as ranking junior to the Series B Preferred Stock; and (iii) equally with all other equity securities designated as ranking on a parity with the Series B Preferred Stock with respect to the payment of dividends.

As long as any shares of Series B Preferred Stock remain outstanding, no dividends may be paid on our common stock or any other class or series of our capital stock ranking with respect to dividends junior to the Series B Preferred Stock (other than (i) redemptions, purchases or other acquisitions of common stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment plan, and (ii) any purchase of fractional interests in shares of our common stock pursuant to the conversion or exchange provisions of capital stock or the securities being converted or exchanged) unless all dividends payable on outstanding shares of our Series B Preferred Stock for any dividend period have been declared and paid.

Redemption. Our Series B Preferred Stock is not redeemable at our option. Shares of our Series B Preferred Stock that are repurchased or otherwise acquired by us will be cancelled and will revert to authorized but unissued shares of our preferred stock. Our Series B Preferred Stock is not subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of our Series B Preferred Stock have no right to require the redemption or repurchase of the Series B Preferred Stock.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders. The following table sets forth information regarding the beneficial ownership of our common stock as of April 28, 2015, by each person or entity known to us to be the beneficial owner of more than five percent of our outstanding common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Basswood Capital Management, LLC 645 Madison Avenue, 10th Floor New York, NY 10022	272,514	(1)	7.93

(1)	Based on Schedule 13G filed with the Securities and Exchange Commission on February 17, 2015, and the information contained therein.

Directors and Executive Officers. The following table describes the beneficial ownership of our common stock on April 28, 2015, by our current directors and named executive officers, individually, and by all our directors and named executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
Donald H. Allred Asheboro, NC	9,431		0.27
Susan Alt High Point, NC	13,844		0.40
Kevin J. Baker Greensboro, NC	11,356		0.33
J. Alexander S. Barrett Greensboro, NC	30,154		0.88
Robert T. Braswell Greensboro, NC	94,495	(4)	2.73
Stephen K. Bright Greensboro, NC	34,346		1.00
Gary N. Brown Summerfield, NC	123,208		3.59
Michael F. Bumpass Moneta, VA	6,372		0.19
Phillip B. Carmac Ramseur, NC	12,243		0.36
Abby Donnelly Greensboro, NC	1,281		0.04
James E. Hooper Greensboro, NC	100,559		2.93
Daniel D. Hornfeck Greensboro, NC	14,014		0.41
J. Edward Kitchen Greensboro, NC	12,620		0.37
T. Allen Liles Asheboro, NC	53,233		1.55
J. Richard Spiker, II Oak Ridge, NC	2,520		0.07
Directors, Nominees and Executive Officers as a Group (15 persons)	519,676		14.94

___________________________

(1)	Except as otherwise noted, to the best knowledge of management of the Company, the individuals named or included in the group above exercise sole voting and investment power over the amount of shares disclosed above except for the following shares over which voting and investment power is shared: Mr. Braswell – 8,452 shares; Mr. Bright – 7,000 shares; and Mr. Hornfeck – 533 shares.

(2)	Included in the beneficial ownership tabulations are the following options to purchase shares of common stock: Mr. Braswell – 26,920 shares; Mr. Carmac – 1,000 shares; Mr. Hornfeck – 7,200 shares; and Mr. Liles – 9,000 shares. These options are capable of being exercised within 60 days of April 28, 2015 and therefore, under the beneficial ownership rules of the Securities and Exchange Commission are deemed to be owned by the holder.

(3)	The calculations of the percentage of class beneficially owned by each individual or group is based, in each case, on the sum of (i) 3,434,680 shares currently outstanding plus (ii) only that individual’s or group’s number of options capable of being exercised within 60 days of April 28, 2015.

(4)	Includes 27,089 shares pledged as collateral for a loan with a third-party lender.

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SELLING SECURITYHOLDERS

We are registering 1,550,000 shares of common stock for resale from time to time by the selling shareholders identified in this prospectus. All of these shares were acquired by the selling shareholders upon the conversion of shares of our Series B Non-Voting Convertible Preferred Stock in the private placement described under the heading “The Private Placement” on page 2 of this prospectus. Our registration of these securities does not necessarily mean that the selling shareholders will sell any or all of the securities covered by this prospectus. We will not receive any proceeds from the resale of common stock by the selling shareholders. Except as described in the footnotes below, the selling shareholders do not have, or have not had, any position, office, or other material relationship with us or any of our affiliates beyond their investment in, or receipt of, our securities.

The following table sets forth the name of each selling shareholder, the number of shares of common stock beneficially owned by each of them before this offering, the number of shares that may be offered by each of them for resale under this prospectus, the number of shares to be owned by each of them after this offering is completed, and the percentage of outstanding shares to be owned by each of them after this offering is completed, assuming that all of the shares offered by each of them are sold. All of the shares listed in the column labeled “Shares of Common Stock Offered” are being offered for sale. While all such shares are being offered, no all such shares may be sold. Because each selling shareholder may offer all, some, or none of the shares that he, she, or it holds, no definitive estimate as to the number of shares that will be held by any selling shareholder after the offering can be provided. Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission.

The information in the table below with respect to the selling shareholders has been obtained from those selling shareholders. Based on information provided to us and except as noted in the footnotes below, none of the selling shareholders are broker-dealers or affiliated with broker-dealers.

Furthermore, the following selling shareholder is affiliated with a broker-dealer: Ithan Creek Master Investors (Cayman) L.P. Each of these shareholders purchased the shares being registered in the ordinary course of business and did not have any agreement or understanding, at the time of purchase, directly, or indirectly, with any person to distribute shares.

Name of Selling Shareholder	Shares of Common Stock Beneficially Owned	Shares of Common Stock Offered	Shares of Common Stock Owned After Resale	Percentage Beneficially Owned After Resale %
1907 EJF Fund LTD (1)		21,800
Banc Fund IX L.P.		45,200
Banc Fund VII L.P.		45,200
Banc Fund VIII L.P.		22,500
Basswood Opportunity Fund, Inc.		40,200
Basswood Opportunity Partners, LP		58,500
BCM Select Equity I Master, Ltd.		27,000
Consecutor Management, LLC		10,300
Blue Pine Financial Opportunities Fund II, LP		56,500
Bridge Equities III, LLC (2)		102,500
BSOF Master Fund LP		84,700
EJF Sidecar Fund, Series LLC – Series D (3)		21,800
Endicott Opportunity Partners IV, L.P.		164,200
Financial Opportunity Fund LLC		57,400
First Clearing Corp CFBO Richard Jacinto II Roth IRA		51,300
Ithan Creek Master Investors (Cayman) L.P. (4)		244,200
JSCD Partners, LP (5)		179,500
PRB Investors, LP (6)		133,400
Rockcreek FJ Fund SP (7)		14,500
TFO Financial Institutions Restructuring Fund III LLC (8)		169,300

_____________________

* Represents ownership of less than 1%.

(1)	The natural person with voting and dispositive power for 1907 EJF Fund LTD is Emanuel J. Friedman.

(2)	The natural person with voting and dispositive power for Bridge Equities III, LLC, is Charles Ledsinger, Jr. FJ Capital Management LLC and Rock Creek FJ Fund SP are related parties of Bridge Equities III, LLC, and are also listed as selling shareholders under this prospectus.

(3)	The natural person with voting and dispositive power for EJF Sidecar Fund, Series LLC – Series D is Emanuel J. Friedman. EJF Financial Opportunities GP, LLC, and EJF Financial Opportunities Master Fund LP are related parties of EJF Sidecar Fund, Series LLC – Series D and are also listed as selling shareholders under this prospectus.

(4)	Wellington Management Company, LLP (“Wellington”) has voting and dispositive power for Ithan Creek Master Investors (Cayman) L.P. Wellington is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(5)	The natural person with voting and dispositive power for JCSD Partners, LP, is Steven Didion.

(6)	The natural persons with voting and dispositive power for PRB Investors, LP, are Andrew Bergman and Stephen Paluszek.

(7)	The natural person with voting and dispositive power for Rock Creek FJ Fund SP is Martin Friedman. Bridge Equities III, LLC and FJ Capital Management LLC are related parties of Rock Creek FJ Fund SP and are also listed as selling shareholders under this prospectus.

(8)	The natural persons with voting and dispositive power for TFO Financial Institutions Restructuring Fund III LLC are Abdulmohsin Al Omran, Adel Al Mangour, Jon P. Hedley, Arup Asadullah, and Dragomir Kolev.

30

PLAN OF DISTRIBUTION

We are registering the Securities issued to the selling shareholders to permit the resale of these Securities by the holders of the Securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the Securities. We will bear all fees and expenses incident to our obligation to register the Securities.

The selling shareholders may sell all or a portion of the Securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Securities are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Securities may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, involving crosses or block transactions. The selling shareholders may use any one or more of the following methods when selling Securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	agreements with broker-dealers to sell a specified number of such securities at a stipulated price per share;

•	the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	any other method permitted pursuant to applicable law; and

•	a combination of any such methods.

The selling shareholders also may resell all or a portion of the Securities in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions by selling Securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121 and its supplementary materials.

31

In connection with sales of the Securities or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Securities in the course of hedging in positions they assume. The selling shareholders may also sell Securities short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the commission, the selling shareholders may deliver Securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge Securities to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Securities made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the Securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer or agents participating in the distribution of the Securities may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Each selling shareholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Securities. Upon the Company being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the Securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, exceed eight percent (8%).

Under the securities laws of some states, the Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

32

There can be no assurance that any selling shareholder will sell any or all of the Securities registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Securities by the selling shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Securities. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

We will pay all expenses of the registration of the Securities pursuant to the registration rights agreements we entered into with the selling shareholders, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling shareholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the selling shareholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution. The selling shareholders will indemnify us against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings, including the documents incorporated by reference in this prospectus, are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and on the investor relations page of our website at http://www.carolinabank.com. Information on our web site is not part of this prospectus. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all of the information and exhibits included in the registration statement. We refer you to the information and exhibits included in the registration statement for further information. This prospectus is qualified in its entirety by such information and exhibits.

INCORPORATION OF CERTAIN DOCUEMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus. Information that we file with the SEC following the date of this prospectus will not be incorporated by reference and you should rely only on the information incorporated by reference in this prospectus. We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 26, 2015;

•	our Preliminary Proxy Statement on Schedule 14A, as filed with the SEC on April 3, 2015;

•	our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 17, 2015; and

•	our Current Reports on Form 8-K filed with the SEC on March 11, 2015 and April 1, 2015.

33

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents that are not specifically incorporated by reference in such documents. All such requests should be directed to:

Carolina Bank Holdings, Inc.

Attn: T. Allen Liles

101 North Spring Street

Greensboro, North Carolina 27401

(336) 288-1998

LEGAL MATTERS

The validity of the shares to be sold by the selling shareholders described herein will be passed upon by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina.

EXPERTS

The consolidated financial statements of Carolina Bank Holdings, Inc. and Subsidiary included in its 2014 Annual Report on Form 10-K have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of Elliott Davis Decosimo, PLLC, independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

34

Up to 1,550,000 Shares

Common Stock

______________________

PROSPECTUS
______________________

Until ninety (90) days after the later of (1) the effective date of the registration statement or (2) the first date on which the securities are offered publicly, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein nor the affairs of the issuer have not changed since the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by us in connection with the issuance and distribution of the common stock being registered hereunder, all of which will be borne by us. All amounts shown are estimates except the SEC registration fee and the Nasdaq listing fee.

Fee/Expense Description		Amount To Be Paid
SEC registration fee		$1,915
Nasdaq listing of additional shares fee	$	*
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Printing fees	$	*
Miscellaneous expenses	$	*
Total Expenses	$	*

_________________________

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina General Statutes permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee (i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his conduct at least was not opposed to the corporation’s best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina General Statutes permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney’s fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The bylaws of Carolina Bank Holdings, Inc. provide for indemnification to the fullest extent permitted by law for persons who serve as a director, officer, agent or employee of Carolina Bank Holdings, Inc. or at the request of Carolina Bank Holdings, Inc. serve as a director, officer, agent or employee for any other corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan. Accordingly, Carolina Bank Holdings, Inc. may indemnify its directors, officers, agents or employees in accordance with either the statutory or nonstatutory standards.

II-1

Sections 55-8-52 and 55-8-56 of the North Carolina General Statutes require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

Finally, Section 55-8-57 of the North Carolina General Statutes provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. Carolina Bank Holdings, Inc. has purchased a standard directors’ and officers’ liability policy which will, subject to certain limitations, indemnify Carolina Bank Holdings, Inc. and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such.

As permitted by North Carolina law, article V of the articles of incorporation of Carolina Bank Holdings, Inc. limits the personal liability of directors for monetary damages for breaches of duty as a director arising out of any legal action whether by or in the right of Carolina Bank Holdings, Inc. or otherwise, provided that such limitation will not apply to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of Carolina Bank Holdings, Inc., (ii) any liability under Section 55-8-33 of the General Statutes of North Carolina, or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director’s reasonable compensation or other reasonable incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of Carolina Bank Holdings, Inc.).

Item 15. Recent Sales of Unregistered Securities.

On March 31, 2015, Carolina Bank Holdings, Inc. sold a total of 15,500 shares of Series B Non-Voting Convertible Preferred Stock to various institutional accredited investors at a price of $975 per share. The Series B Non-Voting Convertible Preferred Stock was offered and sold by the company in reliance upon an exemption from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 thereunder. Gross proceeds on the offering were $15,112,500.

Each share of Series B Preferred Stock will automatically convert into 100 shares of Carolina Bank Holdings, Inc. common stock (subject to customary anti-dilution adjustments) after the company has received shareholder approval of such conversion.

The Company intends to use the proceeds from the private placement to provide funds for the redemption of its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A and for general corporate purposes.

FIG Partners, LLC acted as the sole placement agent for this private placement of securities and received compensation of $906,750 in the aggregate.

II-2

Item 16. Exhibits and Financial Statement Schedules.

(a)            Exhibits

Exhibit Number	Description

3.1	Articles of Incorporation of Carolina Bank Holdings, Inc.
3.2	Articles of Amendment of Carolina Bank Holdings, Inc.
3.3	Articles of Amendment to Designate the Terms of the Series B Non-Voting Convertible Preferred Stock
3.4	Bylaws of Carolina Bank Holdings, Inc
4.1	Form of Stock Certificate[2]
4.2	Indenture
4.3	Form of Stock Certificate for Series A Preferred Stock[2]
5.1	Opinion of Wyrick Robbins Yates & Ponton LLP*
10.1	Employment Agreement of Robert T. Braswell
10.2	Employment Agreement of T. Allen Liles
10.3	Employment Agreement of Gunnar N. R. Fromen[7]
10.4	Employment Agreement of Daniel D. Hornfeck[7]
10.5	1997 Incentive Stock Option Plan
10.6	1997 Non-qualified Stock Option Plan
10.7	2007 Incentive Stock Option Plan[9]
10.8	Salary Continuation Agreement between Carolina Bank and Robert T. Braswell
10.9	Salary Continuation Agreement between Carolina Bank and T. Allen Liles
10.10	Salary Continuation Agreement between Carolina Bank and Gunnar N.R. Fromen[7]
10.11	Salary Continuation Agreement between Carolina Bank and Daniel D. Hornfeck[7]
10.12	Life Insurance Endorsement Method Split Dollar Plan Agreement Between Carolina Bank and Robert T. Braswell[11]
10.13	Life Insurance Endorsement Method Split Dollar Plan Agreement Between Carolina Bank and T. Allen Liles[11]
10.14	Life Insurance Endorsement Method Split Dollar Plan Agreement Between Carolina Bank and Gunnar N.R. Fromen[11]
10.15	Carolina Bank Directors’ Deferral Plan[11]
10.16	Director Retirement Agreement Between Carolina Bank and J. Alexander S. Barrett[7]
10.17	Director Retirement Agreement Between Carolina Bank and Gary N. Brown[7]
10.18	Director Retirement Agreement Between Carolina Bank and George E. Carr, III[7]
10.19	Director Retirement Agreement Between Carolina Bank and James E. Hooper[7]
10.20	Director Retirement Agreement Between Carolina Bank and D. Wayne Thomas[7]
10.21	Amended and Restated Declaration of Trust of Carolina Capital Trust
10.22	Guarantee Agreement[12]
10.23	Form of Bonus Recovery Agreement
10.24	Form of Golden Parachute Waiver Agreement[13]
10.25	2009 Omnibus Stock Ownership and Long Term Incentive Plan
10.26	Employment Agreement of Phillip B. Carmac
10.27	Employment Agreement of J. Richard Spiker
10.28	Form of Securities Purchase Agreement[3]
10.29	Form of Registration Rights Agreement[3]
21.1	Subsidiaries[17]
23.1	Consent of Elliott Davis Decosimo, PLLC (Filed herewith)
23.3	Consent of Wyrick Robbins Yates & Ponton LLP (included in its opinion filed as Exhibit 5.1)*
24.1	Power of Attorney (Filed herewith)

_________________________

* To be filed by amendment
** Management contract or compensatory plan

II-3

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)        That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)        That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina on April 29, 2015.

CAROLINA BANK HOLDINGS, INC. (Registrant)

By: /s/ Robert T. Braswell ______________

Robert T. Braswell

President and Chief Executive Officer

(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

/s/ Robert T. Braswell	April 29, 2015
Robert T. Braswell President, Chief Executive Officer (Principal Executive Officer) and Director
/s/ T. Allen Liles	April 29, 2015
T. Allen Liles Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ Donald H. Allred*	April 29, 2015
Donald H. Allred Director
/s/ Susan Alt*	April 29, 2015
Susan Alt Director
April 29, 2015
Kevin J. Baker Director
/s/ J. Alexander S. Barrett*	April 29, 2015
J. Alexander S. Barrett Director

/s/ Stephen K. Bright*	April 29, 2015
Stephen K. Bright Director
/s/ Gary N. Brown*	April 29, 2015
Gary N. Brown Chairman of the Board of Directors
/s/ Michael Bumpass*	April 29, 2015
Michael Bumpass Director
/s/ Abby Donnelly*	April 29, 2015
Abby Donnelly Director
/s/ James E. Hooper*	April 29, 2015
James E. Hooper Director
/s/ J. Edward Kitchen*	April 29, 2015
J. Edward Kitchen Director

* /s/ Robert T. Braswell

By: Robert T. Braswell

Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Incorporation of Registrant *
3.2	Articles of Amendment of Registrant *
3.3	Articles of Amendment to Designate the Terms of the Series B Non-Voting Convertible Preferred Stock*
3.4	Bylaws of Registrant*
4.1	Form of Stock Certificate*
4.2	Indenture*
4.3	Form of Stock Certificate for Series A Preferred Stock*
5.1	Opinion Letter of Wyrick Robbins Yates & Ponton LLP**
10.1	Employment Agreement of Robert T. Braswell*
10.2	Employment Agreement of T. Allen Liles*
10.3	Employment Agreement of Gunnar N. R. Fromen*
10.4	Employment Agreement of Daniel D. Hornfeck*
10.5	1997 Incentive Stock Option Plan*
10.6	1997 Non-qualified Stock Option Plan*
10.7	2007 Incentive Stock Option Plan*
10.8	Salary Continuation Agreement between Carolina Bank and Robert T. Braswell*
10.9	Salary Continuation Agreement between Carolina Bank and T. Allen Liles*
10.10	Salary Continuation Agreement between Carolina Bank and Gunnar N.R. Fromen*
10.11	Salary Continuation Agreement between Carolina Bank and Daniel D. Hornfeck*
10.12	Life Insurance Endorsement Method Split Dollar Plan Agreement Between Carolina Bank and Robert T. Braswell*
10.13	Life Insurance Endorsement Method Split Dollar Plan Agreement Between Carolina Bank and T. Allen Liles*
10.14	Life Insurance Endorsement Method Split Dollar Plan Agreement Between Carolina Bank and Gunnar N.R. Fromen*
10.15	Carolina Bank Directors’ Deferral Plan*
10.16	Director Retirement Agreement Between Carolina Bank and J. Alexander S. Barrett*
10.17	Director Retirement Agreement Between Carolina Bank and Gary N. Brown*
10.18	Director Retirement Agreement Between Carolina Bank and George E. Carr, III*
10.19	Director Retirement Agreement Between Carolina Bank and James E. Hooper*
10.20	Director Retirement Agreement Between Carolina Bank and D. Wayne Thomas*
10.21	Amended and Restated Declaration of Trust of Carolina Capital Trust*
10.22	Guarantee Agreement*
10.23	Form of Bonus Recovery Agreement*
10.24	Form of Golden Parachute Waiver Agreement*
10.25	2009 Omnibus Stock Ownership and Long Term Incentive Plan*
10.26	Employment Agreement of Phillip B. Carmac*
10.27	Employment Agreement of J. Richard Spiker*
10.28	Form of Securities Purchase Agreement*
10.29	Form of Registration Rights Agreement*
21.1	Subsidiaries*
23.1	Consent of Elliott Davis Decosimo, PLLC (Filed herewith)
23.3	Consent of Wyrick Robbins Yates & Ponton LLP (included in its opinion filed as Exhibit 5.1)**
24.1	Power of Attorney (Filed herewith)

_________________________

* Incorporated by reference.

** To be filed by amendment.